Exhibit 4.11

TEXAS REGIONAL BANCSHARES, INC.

2005 INCENTIVE STOCK OPTION PLAN

Texas Regional Bancshares, Inc., a Texas corporation (hereinafter called the “Corporation”) believes that allowing certain key employees to obtain shares of the Class A Voting Common Stock of the Corporation through the use of stock options hereinafter provided for will be beneficial to the initial and continued success of the Corporation.  In furtherance of the foregoing, the Corporation hereby establishes the Texas Regional Bancshares, Inc. 2005 Incentive Stock Option Plan (the “Plan”).

1.                                       Purpose.  The purpose of the Plan is to secure for the Corporation and its stockholders the benefits which flow from providing key employees of the Corporation and its subsidiaries with the incentive inherent in common stock ownership.   It is generally recognized that stock option plans aid in retaining competent employees and furnish a device to attract employees of exceptional ability to the Corporation because of the opportunity offered to acquire a proprietary interest in the business.  For purposes of the Plan, a subsidiary is any corporation in which the Corporation owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or over which the Corporation has effective operating control.  The Corporation intends that any stock option granted or exercised under this Plan qualify as an “incentive stock option” which is given favorable income tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations.

2.                                       Amount of Stock.

(a)                                  The total number of shares of Class A Voting Common Stock to be subject to options granted pursuant to the Plan shall not exceed Three Hundred Thousand (300,000) shares of the Corporation’s Class A Voting Common Stock (hereinafter referred to as the “Common Stock” or the “Stock”) each having a par value of $1.00.

(b)                                 In the event of (i) stock dividends, stock splits, or subdivisions, combinations or reclassifications of the Stock, or (ii) the merger or consolidation of the Corporation with any other business entity, the sale of all or substantially all of the Corporation’s assets, the liquidation or dissolution the Corporation, or any other form of corporate reorganization or other similar capital change, the number and kind of shares of stock of the Corporation described in the Plan or to be granted under the Plan, the number and kind of shares of stock of the Corporation subject to options then outstanding under the Plan, the maximum number of shares for which options may be issued under the Plan, the option price and other relevant provisions shall be appropriately adjusted.  The determination of the Board of Directors, or the Committee appointed by the Board as herein provided, as to any dispute related to adjustments shall be binding on all persons.

(c)                                  In the event that options granted under this Plan shall expire, terminate unexercised or otherwise lapse without being exercised in whole or in part, the shares covered by the unexercised portion of the expired, terminated or lapsed options shall be available for future grants under the Plan, within the limits herein described.

(d)                                 The stock to be issued under the Plan may constitute an original issue of authorized stock or may consist of previously issued stock acquired by the Corporation, as shall be determined by the Board or the Committee.

3.                                       Stock Option Committee.  The Board of Directors of the Corporation (the “Board”) shall from time to time appoint a Stock Option Committee (the “Committee”) to serve under this Plan.  The Committee shall consist of three or more directors, each of whom is (i) an independent director as that term is defined in Rule 4200(a)(15) of the Marketplace Rules applicable to companies the shares of which are traded on The NASDAQ Stock Market, Inc.’s National Market System; (ii) a “Non-Employee Director” for purposes of Rule 16b-3(d)(1) as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended; and (iii) an outside director as that term is defined for purposes of section 162(m) of the Internal Revenue Code of 1986, as amended.

The Committee shall have authority, consistent with the Plan:

(a)                                  to determine which of the key employees of the Corporation and its subsidiaries shall be granted options;

(b)                                 to determine the time or times when options shall be granted and the number of shares of Common Stock to be subject to each option;

(c)                                  to determine the option price of the shares subject to each option and the method of payment of such price;

(d)                                 to determine the time or times when each option becomes exercisable and the duration of the exercise period, subject to the limitations contained in Paragraph 6(b);

(e)                                  to prescribe the form or forms of the instruments evidencing any options granted under the Plan and of any other instruments required under the Plan and to change such forms from time to time;

(f)                                    to adopt, amend and rescind rules and regulations for the administration of the Plan and the options and for its own acts and proceedings;

(g)                                 to decide all questions and settle all controversies and disputes which may arise in connection with the Plan; and

(h)                                 to take other actions permitted of the Committee by this Plan, authority hereafter granted by the Board or as permitted by law.

All decisions, determinations and interpretations of the Committee shall be final and binding on all parties concerned.

4.                                       Eligibility and Participation.  Options may be granted pursuant to the Plan to employees of the Corporation and any parent or subsidiary of the Corporation (hereinafter sometimes called “employee” or “employees”); provided that no option may be granted under the Plan to an employee who, immediately before or at the time such option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the employer corporation or of any parent or subsidiary corporation.  For the purposes of the preceding sentence: (a) the employee shall be considered as owning the stock owned directly or indirectly by or for himself, the stock which the employee may purchase under outstanding options, and the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether of the whole or half blood), spouse, ancestors, and lineal descendants; and (b) stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.

From time to time the Committee shall select the employees to whom options may be granted by the Board and shall determine the number of shares to be covered by each option so granted.  Future as well as present employees (including employees who are directors) shall be eligible to participate in the Plan.  If the entire Board constitutes the Committee, then members of the Committee that are otherwise eligible to participate in the Plan shall be allowed to participate in the Plan, provided that such eligible members constitute a minority of the Board, and provided further, that any individual member of the Committee allowed to participate will be prohibited from voting upon or in any way influencing the other members of the Committee in designating such individual member as a recipient of option grants or in exercising any other discretion granted to the Committee regarding the option grants to such individual member.  If the Committee is appointed under the terms of subparagraph (i) of Section 3 hereof, then members of the Committee (including those who are key employees of the Corporation or a subsidiary corporation of the Corporation) shall not be eligible to participate in the Plan.

The adoption of the Plan does not confer upon any employee of the Corporation or a subsidiary any right to continue employment with the Corporation or a subsidiary, as the case may be, nor does it interfere in any way with the right of the Corporation or a subsidiary to terminate the employment of any of its employees at any time.

The maximum number of shares which respect to which options may be granted under this Plan during any calendar year to any person is all shares for which options may be granted under this Plan.

5.                                       Option Agreement.  The terms and provisions of options granted pursuant to the Plan shall be set forth in agreements (which need not be identical) in such form and containing such provisions as are consistent with this Plan as the Board or the Committee may from time to time approve (individually an “Option Agreement” and collectively the “Option Agreements”).  An Option Agreement may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the terms and conditions herein provided.

6.                                       Price.  The purchase price per share of Common Stock purchasable under options granted pursuant to the Plan shall be an amount equal to one hundred percent (100%) of the fair market value of the stock, as determined by the Board or the Committee, at the time the options are granted.  The full purchase price of shares purchased shall be paid upon exercise of the option in the manner and by the means set forth in the employee’s Option Agreement.  The consideration shall be paid either in cash, by check, or for such other consideration as the Board or Committee may approve.  Under certain circumstances the purchase price per share shall be subject to adjustment as referred to in Section 11 or 13 of this Plan and as described in the Option Agreement executed pursuant to a grant under this Plan; however, the price per share of Common Stock purchasable under options granted pursuant to the Plan shall not be subject to adjustment after the date of grant in the absence of the occurrence of an event described in Section 11 or 13.

7.                                       Exercise Period.  The right to purchase any Common Stock pursuant to the exercise of an option granted under this Plan may be either cumulative or non-cumulative, as determined by the Board or the Committee.  Any Common Stock purchasable pursuant to the exercise of an option granted under this Plan will be purchasable in accordance with the schedule set forth in the Option Agreement between the Corporation and the employee receiving the option, subject to any other limitation provided in this Plan or in the employee’s Option Agreement.  A person electing to exercise an option shall give notice as described in his or her Option Agreement, such notice to be accompanied by such instruments or documents as may be required by the Option Agreement and the Committee, and unless otherwise directed by the Committee, the employee shall at the time of exercise tender the purchase price of the shares he or she has elected to purchase.  Unless otherwise provided in the particular Option Agreement, in the event the portion of Common Stock purchasable under the Option Agreement involves a fraction of a share, the amount purchasable at that time shall be rounded upward to the next complete share to allow the purchase of a complete share of Common Stock.

8.                                       Option Period.  No option granted pursuant to the Plan shall be exercisable after the expiration of ten (10) years from the date the option is first granted.  The expiration date for any option or portion thereof, which may be any period not in excess of ten (10) years following the date of grant of the option, shall be stated in the Option Agreement and is hereinafter called the “Expiration Date”.

Notwithstanding any other provision of this Plan, no option shall be granted under this Plan more than ten (10) years after the date this Plan is adopted by the Board, or the date this Plan is approved by the Common Stock stockholders, whichever is earlier.

9.                                       Termination of Employment.  The Option Agreement may provide that:

(a)                                  If, prior to the Expiration Date for any option granted hereunder, the employee shall for any reason whatever, other than (1) his or her permanent and total disability as defined in (c) below, or (2) his or her death, cease to be employed by the Corporation, or a parent or subsidiary corporation of the Corporation, then any unexercised portion of such option shall automatically terminate upon the date of such termination of employment.

(b)                                 If, prior to the Expiration Date for any option granted hereunder, the employee shall die at a time when he or she had been employed by the Corporation, or a parent or subsidiary corporation of the Corporation, from the date of granting of such option until the date of his or her death, then the legal representatives of his or her estate or a legatee or legatees of the option shall have the right, for a period of three (3) months after his or her death, to purchase all or any part of the Stock subject to the option outstanding and unexpired as of his or her date of death.

(c)                                  If, prior to the Expiration Date for any option granted hereunder, the employee shall cease to be employed by the Corporation, or a parent or subsidiary corporation of the Corporation, because he or she becomes permanently and totally disabled, as hereafter defined, and prior to such termination of employment by reason of disability the employee had been employed by the Corporation, or a parent or subsidiary of the Corporation, at all times since the date of the granting of such option, then such employee or his or her legal representative shall have the right, for a period of one (1) year from the date of such termination of employment by reason of disability, to exercise any right to purchase Stock pursuant to the option.

An employee is “permanently and totally disabled” if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  Such determination of permanent and total disability shall be made as allowable under Section 22, and applicable regulations, of the Internal Revenue Code of 1986, as amended, or any other applicable method necessary for the continued qualification of this Plan under Section 422 of the Internal Revenue Code.  In the absence of any specific requirements for this determination, the decision of the Board or the Committee, as aided by any physicians they designate, shall be conclusive.

Nothing in (a), (b), or (c) shall extend the time for exercising any option granted pursuant to the Plan beyond the Expiration Date for the option. Any Option Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of Stock or a repurchase right with respect to Stock acquired pursuant to an Option Agreement executed pursuant to this Plan, and may also provide for such restrictions on the transferability of shares of Stock acquired pursuant to an Option Agreement executed pursuant to this Plan, that the Board or the Committee in its sole and absolute discretion may deem proper or advisable.  The conditions giving rise to forfeiture or right of repurchase may include, but need not be limited to, the requirement that the optionee render substantial services to the Corporation or any subsidiary of the Corporation for a specified period of time.  The restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation.

10.                                 Assignability.  The Option Agreement shall provide that the option granted thereby shall not be transferable or assignable by the employee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the employee shall be exercisable only by him or her.

11.                                 Adjustments and Modifications.  The Option Agreement may contain such provisions as the Board or the Committee may approve concerning the effect upon the option granted thereby and upon the per share or per unit option price, of (i) stock dividends, stock splits, or subdivisions, combinations or reclassifications of the Stock, or (ii) the merger or consolidation of the Corporation with any other business entity, the sale of all or substantially all of the Corporation’s assets, the liquidation or dissolution the Corporation, or any other form of corporate reorganization or other similar capital change. Subject to the terms and conditions and within the limitations of this Plan, the Board or Committee may modify, extend, or renew outstanding rights granted under this Plan, or accept the surrender of outstanding rights (to the extent not theretofore exercised); however, the price per share of Common Stock purchasable under options granted pursuant to the Plan shall not be subject to adjustment after the date of grant in the absence of the occurrence of an event described in the preceding sentence of this Section 11 or in Section 13.  Notwithstanding the foregoing, no modification of an option shall, without the consent of the optionee, alter or impair any rights of the optionee under the option.

12.                                 Issuance Requirements.  The Corporation shall not be obligated to issue any shares unless and until, in the opinion of the Corporation’s counsel, (i) all applicable laws and regulations have been complied with, (ii) in the event the Corporation’s Common Stock is at the time listed upon any stock exchange or approved for trading on the Nasdaq Stock Market, the shares to be issued have been listed or trading shall otherwise be authorized upon official notice of issuance, and (iii) all other legal matters in connection with the issuance and delivery of shares shall have been approved by the Corporation’s counsel.  The participant shall take any action reasonably requested by the Corporation in connection therewith.  Without limiting the generality of the foregoing, the Corporation may require from the participant such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the participant agree that any sale of the shares will be made only in such manner permitted by law.  A legend to this effect may be affixed to the certificates evidencing such shares.  A participant shall have the rights of a stockholder only as to shares actually acquired by him under the Plan.

13.                                 Corporate Merger, Consolidation, Reorganization, etc.

(a)                                  In the event of a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation, any outstanding options hereunder may be terminated by the Corporation as of the effective date of such dissolution, liquidation, merger or consolidation by giving notice to each holder thereof or his or her personal representative of its intention to do so and by permitting the exercise during a period of not more than a specified number of days determined by the Board next preceding such effective date, or the Expiration Date, whichever is earlier, of all of such outstanding options in whole or in part without regard to the provisions of Section 7 hereof.  Subject to the preceding sentence, if the Corporation is reorganized or merged or consolidated with another corporation, while unexercised options are outstanding under the Plan, and the Corporation is not the surviving corporation, there shall be substituted for the Common Stock subject to the unexercised and outstanding options an appropriate number of shares of each class of stock or other securities of the reorganized or merged or consolidated corporation which were distributed to shareholders of the Corporation in respect of the Common Stock.  Such substitution may be accomplished by the assumption of such options by the surviving corporation or the substitution for the old options of new options by the surviving corporation.

(b)                                 The existence of the Plan and any options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, reclassification or other change in the Company’s capital structure or its business, any merger, consolidation or separation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

14.                                 Amendment of the Plan.  The Board of Directors of the Corporation may from time to time alter, amend, suspend or discontinue the Plan and make rules for its administration, except that the Board shall not amend the Plan in any manner which would have the effect of preventing options issued under the Plan from being “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986 (as amended).

15.                                 Options Discretionary.  The granting of options under the Plan shall be entirely discretionary and nothing in the Plan shall be deemed to give any key employee any right to participate in the Plan or to receive options.

16.                                 Stockholder Approval.  The Plan will be submitted to the Common Stock stockholders of the Corporation within twelve (12) months of the date of the adoption of the Plan by the Board.

17.                                 Termination of Plan.  This Plan shall terminate ten (10) years after its approval by the Common Stock stockholders or adoption by the Board, whichever is earlier.  Any option outstanding under this Plan at the time of its termination shall remain in effect until the option shall have been exercised or the Expiration Date, whichever is earlier.

18.                                 Replacement Options.  The Corporation may grant options under the Plan on terms differing from those provided for in this Plan where such options are granted in substitution for options held by employees of other corporations who have become employees of the Corporation or a subsidiary as the result of a merger, consolidation or other reorganization of the employing corporation with the Corporation or subsidiary, or the acquisition by the Corporation or a subsidiary of the business, property or stock of the employing corporation.  The Committee may direct that the substitute options be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

19.                                 Adoption of Plan by Board.  The undersigned hereby certifies that this Plan is the true and correct 2005 Texas Regional Bancshares, Inc., Incentive Stock Option Plan of the Corporation voted upon and adopted at a meeting of the Board of Directors duly held on the 8th day of February, 2005.